ISLE OF CAPRI CASINOS, INC.
                   711 DR. MARTIN LUTHER KING, JR. BLVD.
                         BILOXI, MISSISSIPPI 39530




                              October 5, 1999


BRDC, Inc.
Bettendorf Riverfront Development
         Company, L.C.
2117 State Street
Bettendorf, Iowa 52722

Ladies and Gentlemen:

         The term sheet attached to this letter of intent sets forth the principal terms and conditions upon which Isle of Capri Casinos, Inc. (the "Purchaser"), itself or through a wholly owned subsidiary, is prepared to acquire all of the capital stock of BRDC, Inc., which we understand owns 100% of the equity interests in Bettendorf Riverfront Development Company, L.C., which we understand owns 50% of the equity interests in Lady Luck Bettendorf, L.C. As you know, the Purchaser has, or is about to, enter into an Agreement and Plan of Merger with respect to the proposed acquisition of Lady Luck Gaming Corporation, the owner of the other 50% interest in Lady Luck Bettendorf, L.C.

         By our execution of this letter, we are confirming to you that our Board of Directors, acting upon the recommendation of a Special Committee thereof, has approved the principal terms and conditions set forth on the attached term sheet, and we are committing to you to negotiate in good faith toward the execution of definitive documentation reflecting those terms and conditions. By your execution of this letter, you confirm to us the approval of such terms and conditions by your management committee or board of directors, as the case may be, as well as each of your equity holders, and your (and their) commitment to so negotiate.

         If for any reason a definitive Purchase Agreement or other binding agreement has not been signed on or before November 15, 1999 (or such later date as the parties may agree), then at the option of either party communicated to the other in writing, this letter and all obligations set forth herein shall terminate. Prior to the termination of this letter, each of

BRDC, Inc.
Bettendorf Riverfront Development
         Company, L.C.
October 5, 1999
Page 2


you agrees that you will not directly or indirectly solicit or encourage offers with respect to the sale of the subject business, or engage in any discussions relating thereto.

         This letter is not intended to be, and is not, a binding agreement between the parties but is merely an expression of their intent with regard to the transactions described herein, and no binding agreement shall be deemed to exist between the parties unless and until a definitive agreement is executed.

         If the foregoing correctly sets forth our understanding, please execute and return to the undersigned the enclosed copy of this letter.

                                      Very truly yours,


                                      Isle of Capri Casinos, Inc.


                                      By: /s/ Allan B. Solomon
                                         -------------------------------------
                                              Allan B. Solomon




ACCEPTED:


BRDC, Inc.
Bettendorf Riverfront Development
         Company, L.C.



By: /s/ Bernard Goldstein
    --------------------------------
        Authorized Signatory

                              PROJECT CYCLONE
                                 TERM SHEET



Transaction:                 G Company and Dixie will enter into a tax-free
                             reorganization (the form and structure of which will be acceptable to both parties) in which Dixie will acquire all of the capital stock of G Company (the "G Company
                             Interests"). G Company owns, directly or indirectly, (i) 50% of the outstanding ownership interests in Cyclone and (ii) an interest in the land currently used by Cyclone, other than the leased temporary parking (the "Land").

Consideration:               In exchange for acquiring all of the G
                             Company Interests, the G Company
                             shareholders will receive 6,300,000
                             shares (adjusted for any stock splits
                             or stock dividends) of Dixie Common
                             Stock (the "Consideration"), adjusted
                             as provided below.

Adjusted Consideration:      The Consideration will be adjusted at closing
                             valuing each Dixie share at $9.486 (the
                             average of the per share closing price for Dixie's shares for the 45 trading days ended
                             September 22, 1999), as follows:

                             (i)  If Actual Cyclone EBITDA for the twelve
                                  months ended September 30, 1999 is greater or less than $18.744 million the Consideration will be increased or decreased by one-half of the product of the increase or decrease multiplied by 6.35;

                             (ii) If Cyclone's "Net Debt" at September 30,
                                  1999 is greater than $17,000,000 the
                                  Consideration will be decreased by
                                  one-half of the difference and if
                                  Cyclone's Net Debt at September 30, 1999 is less than $17,000,000 the
                                  Consideration will be increased by
                                  one-half of the difference. "Net Debt"
                                  means indebtedness for borrowed money
                                  (including guarantees), the deferred
                                  purchase price of property or assets and capitalized lease obligations less "Excess Cash." "Excess Cash" mans total cash and cash equivalents minus "cage cash" of $2.5 million.




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                             (iii)   If G Company indebtedness at
                                     closing, including all
                                     indebtedness secured by the
                                     Land is greater than
                                     $10,200,000 the Consideration
                                     will be decreased by the
                                     difference and if such
                                     indebtedness at closing is
                                     less than $10,200,000 the
                                     Consideration will be
                                     increased by the difference.

                             (iv)    The Consideration will be
                                     increased by one-half of the
                                     net income of Cyclone for the
                                     period from October 1, 1999
                                     through the closing (the
                                     "Allocated Net Income").

                             (v)     The Consideration will be
                                     decreased by the amount of all
                                     cash distributed to the G
                                     Company shareholders after
                                     September 30, 1999.

Related Party Loan:          Dixie agrees that it will cause
                             G Company to prepay, immediately
                             following the closing, the loan owed
                             to Valley Corporation (in the
                             approximate amount of $3,200,000).

Cash Withdrawals Prior       Prior to the closing, it is understood that,
to Closing:                  Cyclone will distribute to G Company and G
                             Company will distribute to its shareholders the following amounts in cash: (i) 45% of one-half of Cyclone's September, 1999 net income (the "October Tax Distribution"), (ii)
                             45% of Allocated Net Income on a monthly basis
                             (the "Additional Tax Distributions"), and
                             (iii) such additional amount as requested by the G Company shareholders on the closing date
                             (the "Discretionary Distribution"); provided that the Discretionary Distribution and the Additional Tax Distributions (i) shall not exceed $10,000,000 plus the Allocated Net
                             Income, (ii) results in less than $2,500,000 in Cyclone cash at closing, and (iii) shall not be less than any amount necessary such that the number of shares of Dixie Common
                             Stock to be received by the G Company
                             shareholders is equal to or less than
                             6,300,000 shares.

Expenses:                    Each of the parties shall pay all costs and
                             expenses incurred or to be incurred by it in connection with the transaction including, without limitation, any legal, investment banking and accounting fees.




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



Representations,             Customary representations and warranties which
Warranties, Covenants        shall survive only until closing, except for the
Agreements:                  representations and warranties relating to the
                             Land (including environmental), which shall survive for an agreed period, and customary covenants, agreements and conditions, including conduct of business prior to closing. Due diligence to be performed prior to execution of definitive agreement. The parties shall use all reasonable efforts prior to closing to (i) obtain the release of the G
                             Company shareholders and all of their
                             affiliates ("G Affiliates") from all
                             guarantees of Cyclone indebtedness and G
                             Company indebtedness, (ii) obtain the release of all collateral pledged by G Affiliates to secure such indebtedness and (iii) eliminate or document (to the satisfaction of the parties) all agreements and arrangements between Cyclone and any G Affiliates.
                             Reasonable efforts shall include, if
                             necessary, the guarantee by Dixie of all the guaranteed indebtedness but shall not require the payment of any significant amount or the release of any significant rights.

Indemnification:             Dixie agrees to indemnify G Company and its
                             affiliates and their respective directors, officers, employees, agents and controlling persons from and against any losses, claims, damages and liabilities, to which G Company or such persons may become subject in connection with their entering into and consummating the transaction contemplated herein. G Company agrees to indemnify Dixie and its affiliates and their respective directors, officers, employees, agents and controlling persons from and against any losses, claims, damages and liabilities, to which Dixie or such persons may become subject as a result of inaccuracies in the representations and warranties regarding the Land.

Conditions Precedent:        Receipt of fairness opinion from CIBC World
                             Markets with respect to the transaction
                             described herein (subject to the approval of CIBC World Markets' M&A Committee), Dixie's due diligence review and the closing of the proposed transaction with Gypsy, which at the time shall include its 50% interest in Cyclone. CIBC World Markets has indicated that subject to the results of due diligence and preparation of the definitive agreement, it is prepared to provide its fairness opinion.

Assumption:                  "Clean" company as to absence of material
                             contingent liabilities as determined
                             prior to execution of definitive agreement.

Closing:                     Simultaneous with closing of Gypsy merger.




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